Exhibit 10.34

EXHIBIT C

Additional Terms—Kevin P. Freeland (the “Executive”)

The Executive and the Company agree that the following terms of the Company’s letter offering employment to the Executive, dated January 14, 2008, and executed by the Executive on January 16, 2008 (“Offer Letter”), shall continue in effect following the execution of the Agreement:

Assistance with Lease Obligation

The Company agrees to provide the Executive assistance with his current business lease obligation to protect him from any out of pocket costs. This assumes that the Executive’s lease is not being paid for by the ongoing operation of Executive’s business.  In addition, this assistance is predicated on the Executive taking the appropriate steps to mitigate his exposure.  For unmitigated out of pocket expenses the Company will provide the Executive with reimbursement up to a maximum of $350,000.  Any such reimbursements will be required to be paid back to the Company if the Executive leaves the company within one year.

Optimal Advantage Contract

To provide the Executive assistant in transitioning his business, the Company agrees to utilize Optimal Advantage for at least three months to work on its supply chain optimization and custom mix projects.

The Executive and the Company agree that, as of the date of this Agreement, the remaining obligations of the Company pursuant to the Offer Letter have been performed by the Company or have been incorporated into the Agreement.

IN WITNESS WHEREOF, the Company and the Executive have executed this Exhibit as of the effective date of the Agreement.

Advance Auto Parts, Inc.			Executive

By:		(SEAL)	Print Name: Kevin P. Freeland

Print Name:			Signature:

Title:			Address:

Address:	5008 Airport Road Roanoke, VA 24012